PRESS RELEASE
Exhibit 99.1

Eileen McCarthy Named JetBlue’s General Counsel and Corporate Secretary
07/23/2024

NEW YORK—(BUSINESS WIRE)—JetBlue Airways Corp. (NASDAQ: JBLU) today announced the appointment of Eileen McCarthy as the company’s next general counsel and corporate secretary, effective August 5, 2024. McCarthy will oversee JetBlue’s legal, ethics and compliance, ESG and sustainability efforts, as well as manage the corporation’s relationship with its board of directors. She will report to Joanna Geraghty, JetBlue’s chief executive officer.
McCarthy previously served as a member of JetBlue’s Legal leadership team from 2006-2021 overseeing areas including corporate governance, securities law, and ethics and compliance programs, while also supporting the board of directors. Most recently, she’s served as senior vice president – deputy general counsel for UiPath, Inc., an AI-focused enterprise automation software company based in New York, where she managed a global team covering securities, corporate governance, employment, ethics and compliance, privacy, insurance, ESG, litigation, equity, transactions and general corporate matters.
“I’m excited to welcome Eileen back to JetBlue at the helm of our legal department,” said Geraghty. “Her extensive experience and proven leadership in the field will be invaluable as we continue to navigate the dynamic aviation landscape and work to transform our business for long-term success.”
"I am honored to rejoin JetBlue and look forward to working with the talented legal team to support the company and its incredible crewmembers through this next chapter of JetBlue’s evolution,” added McCarthy.
Earlier in her career, McCarthy was a partner in the corporate transactions and securities group of a national law firm, with a practice that focused on advising public companies on securities law and governance issues. She is a former law clerk for the Hon. K. Michael Moore, U.S.D.J., Southern District of Florida, and admitted to the Bar of the State of New York and to the Eastern and Southern Districts of New York.
McCarthy earned her undergraduate degree from Columbia University and her law degree from Fordham University School of Law, where she was editor-in-chief of the Fordham International Law Journal.
She succeeds Brandon Nelson, a longtime leader in JetBlue’s legal team since 2005 who has served as general counsel and corporate secretary since 2018.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando and San Juan. JetBlue, known for its low fares and great service, carries customers to more than 100 destinations throughout the United States, Latin America, the Caribbean, Canada and Europe. For more information and the best fares, visit jetblue.com.

JetBlue Corporate Communications
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